Exhibit 99.1

 Cellectar Presents a New Phospholipid Drug Conjugate (PDC) at the 2019 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference

Data demonstrating in vivo efficacy and tolerability with a novel PDC, CLR 180099

FLORHAM PARK, N.J., October 30, 2019 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced Jarrod Longcor, chief business officer of Cellectar, presented a poster highlighting preclinical data with CLR 180099 at the 2019 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics Conference, being held from October 26– 30, 2019 in Boston, MA. CLR 180099 is a Phospholipid Drug ConjugateTM (PDC) composed of a uniquely designed phospholipid ether conjugated to a flavagline (FLV) analogue payload.

The poster, entitled: “CLR 180099, a lipid raft targeted phospholipid-drug conjugate, shows potent improved safety and efficacy against colorectal tumors,” highlighted data demonstrating a greater reduction in tumor volume and improved survival with CLR 180099 than docetaxel in a colorectal cancer model. Additionally, as compared to the FLV payload alone, the PDC demonstrated improved tolerability with greater than a 20 fold increase in the maximum tolerated dose. CLR 180099 was also shown to have potent nanomolar activity in other select solid tumorsincluding breast cancer and lung cancer models.

“This new investigational program shows compelling efficacy and safety in these preclinical studies further demonstrating the versatility and potential of PDCs as a new therapeutic class of drugs for cancer,” said Jarrod Longcor, chief business officer of Cellectar. “The ability to specifically deliver a variety of oncologic payloads to a broad range of tumor cells emphasizes the PDC technology’s unique and targeted treatment approach. These results further demonstrate this and represent another important advancement in the development and validation of our PDC platform.”

About Phospholipid Drug Conjugates™

Cellectar's product candidates are built upon a patented delivery and retention platform that utilizes optimized phospholipid ether-drug conjugates (PDCs™) to target cancer cells. The PDC platform selectively delivers diverse oncologic payloads to cancerous cells and cancer stem cells, including hematologic cancers and solid tumors. This selective delivery allows the payloads’ therapeutic window to be modified, which may maintain or enhance drug potency while reducing the number and severity of adverse events. This platform takes advantage of a metabolic pathway utilized by all tumor cell types in all cell cycle stages. Compared with other targeted delivery platforms, the PDC platform’s mechanism of entry does not rely upon specific cell surface epitopes or antigens. In addition, PDCs can be conjugated to molecules in numerous ways, thereby increasing the types of molecules selectively delivered. Cellectar believes the PDC platform holds potential for the discovery and development of the next generation of cancer-targeting agents.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development (R&D) collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug ConjugateTM (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in three clinical studies – a Phase 2 study, and two Phase 1 studies. The Phase 2 clinical study (CLOVER-1) is in relapsed/refractory (R/R) B-cell malignancies, including multiple myeloma (MM), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), lymphoplasmacytic lymphoma (LPL), marginal zone lymphoma (MZL), mantle cell lymphoma (MCL), and diffuse large B-cell lymphoma (DLBCL). The company is also conducting a Phase 1 dose escalation study in patients with R/R multiple myeloma (MM) and a Phase 1 study in pediatric solid tumors and lymphoma.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on our social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may", "expect", "believe", "anticipate", "intend", "could", "estimate", "continue", "plans", or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com